Exhibit 99.2

Event ID:
Event Name: [ABCD] — Cambium Learning Group, Inc. Q1 2011 Earnings Conference Call
Date: Tuesday, May 10, 2011 Time: 5PM EST

Officers

Shannan Overbeck; Cambium Learning Group, Inc.; Head of Investor Relations

Ron Klausner; Cambium Learning Group, Inc.; CEO

David Cappellucci; Cambium Learning Group, Inc.; President

Brad Almond; Cambium Learning Group; CFO

Analysts

Andrew Finklestein; Barclays Capital; Analyst

AJ Guido; GoldenTree; Analyst

Presentation

Operator: Good day, and welcome to the Cambium Learning Group 2011 first quarter earnings conference call. All participants will be in a listen-only mode. (Operator Instructions). After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note, this event is being recorded.

I would now like to turn the conference over to Shannan Overbeck. Ms. Overbeck, the floor is yours, ma’am.

Shannan Overbeck: Thank you, Operator. My name is Shannan Overbeck, and I’m Cambium Learning Group’s Head of Investor Relations.

On the call today is Ron Klausner, our Chief Executive Officer, David Cappellucci, the Group’s President, and Brad Almond, Chief Financial Officer.

Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risks are described in our previous filings with the SEC and our Form 10-Q to be filed in the coming weeks. Cambium Learning Group does not undertake any duty to update the statements whether as a result of new information, future events, or otherwise.

On today’s call EBITDA, adjusted EBITDA, and adjusted revenues will be presented, and it should be noted that these measures will differ from those offered on the GAAP financial statements provided in our Form 10-Q. These are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect underlying performance of the Company, and provide investors with a view of the combined Company’s operations from management’s perspective. These measures are used frequently by management in the operation of the business. Reconciliations of these figures to GAAP are included in our press release schedules which can be found on our corporate website, Cambiumlearning.com and our Form 10-Q to be filed with the SEC.

Following today’s prepared statements, we will take questions. A transcript and webcast of today’s call will also be available on the Company’s corporate website.

Let me now turn the call over to Ron.

Ron Klausner: Thank you, Shannan, and thanks for joining us today. On today’s call, I will provide details on our Company performance, our recent visit to Capitol Hill and market observations. I’ll then turn the call over to Dave, who will provide brief details on the Voyager segment. Brad will follow Dave and share information on our 2011 first quarter financial results.

Company performance — in the first quarter of 2011, overall order volume for Cambium Learning Group was down 5% compared to Q1 2010. By business unit, Cambium Learning Technologies order volume was down 9%, Sopris was up 16% and Voyager was down 8%.

Cambium Learning Technologies is comprised of Learning A-Z, ExploreLearning and Kurzweil and as a unit, has been a consistent growth area. However, it was down 9% in the first quarter versus the same period last year. Learning A-Z realized double-digit growth of 12% compared to Q1 2010 due to our student-centric site, Raz-Kids, which realized growth of 49%. Since Q1 2007, Learning A-Z quarterly revenues have more than doubled due in part to high teacher satisfaction including ease of use in the classroom and content currency.

ExploreLearning realized sales declination due to a timing difference of a low seven-figure, three-year agreement with Alberta, Canada, in Q1 2010. We expect ExploreLearning to continue on a growth trajectory and our recent announcement of ExploreLearning’s Reflex, our game-based online math solution for grades two to six that teaches instant recall of math facts in the four operations, should provide a boost to expected 2011 growth. We announced the release of Reflex at the National Council of Teachers of Mathematics Conference on April 14.

In the first quarter of 2011, Kurzweil realized a declination in orders of 10%. Since the merger, we made a number of technology investments serving the Special Education sector that should reap rewards over time. The addressable market for our Kurzweil solutions is approximately 3.5 million students with approximately 600 million of spending for print and electronic materials. In our judgment, these investments, coupled with our market-leading position, strong brand and sales force, will result in a reversal of the recent sales decline in an area arguably more insulated from severe budget cuts. On average, 1.9 times more money is spent on a student with disabilities than a general education student and the growth of response to intervention should also somewhat insulate this market from spending cuts.

In 2010, we made several bets that are beginning to yield success in Sopris, including new product development, a newly formed sales force and marketing investments, including e-commerce capabilities. In 2011, we are beginning to take these incredible assets written by some of the leading authors in the nation, and will repurpose, digitize and partner to expand our footprint.

The Voyager business unit struggled in the first quarter of 2011 primarily due to funding pressure. However, the pipeline is much stronger than at the same time last year. Dave will elaborate.

Market policy — the following are some marketplace observations and the implications for us. Learning will become increasingly individualized and assessment-driven, as content will be increasingly produced in digestible modules. Instructional design will become more critical as content options and e-learning platforms proliferate, the shift towards blended learning content and technology integration will accelerate. Teachers will need to effectively deploy new technologies, learning methods and act as a facilitator using data. Learning will take place through online and mobile devices with particular focus on adaptability, engagement, interactivity, mastery and peer-to-peer learning. The varying state of technological infrastructure at the school level will slow change and make it highly variable from district to district.

Scale matters, as the economic constraints will mandate efficiency. Taking these major trends into consideration, what does it mean for Cambium’s market position and strategy? In the near term, we will continue to face budgetary pressures and intense competition for fewer dollars. Therefore, our level of sales execution, customer service and student results will become even more critical to our financial performance.

We will continue to reduce costs through productivity initiatives and redeploy those savings into growth investments. Medium term, we will capitalize on our brands, loyal customer base, scale and wealth of content through investment into the new education paradigm referenced above. While not exhaustive, areas we will focus on include our information systems, data capture at the student level, reporting of results and integration with our content and assessments will become more robust, easier to use and more insightful to our customers. We will enhance our student outcome reports that deliver ROI, insight and analytics to better enable educators to drive individualized instruction.

Some of our content will be repurposed into modules and courseware that is well suited for blending learning that allows for teacher-led, as well as student-centric technology-led instruction. We will accelerate our efforts and investment in converting our content into individualized learning platforms that adapt to student abilities and allow for independent learning both in and outside of the classroom, and we will expand our focus on teacher professional development within our services practice.

So how do we get there? We will continue to focus first and foremost on specific difficult issues that educators face, primarily for struggling students through our model of increasing teacher readiness, student-centric technology and a robust data management system. For example, when we created our adolescent literacy capabilities, we recognized that while struggling students had serious cognitive deficiencies, they were also numb because they could not read proficiently. Therefore, part of the pedagogical solution included student engagement to motivate and instill confidence. Now, we are enhancing our web-based practice vocabulary application with adaptive, engaging software, so these students can significantly increase their vocabulary in order to better comprehend text across all content areas.

Other examples currently in progress — our continued investment in our digital assets, such as ExploreLearning, LAZ, Ticket to Read and Sopris. Our initiative to design and launch an online individualized intervention curriculum and investments in VPORT our data management system. Increased partnerships, such as one recently consummated with the American College of Education to deliver distance learning, literacy and math degree Master’s of Education with our content, and our diversification strategy to move to technology-enabled solutions from print dependency, will be a priority. Approximately one-third of our annual revenue is now technology-based solutions. Brad will elaborate.

Let me turn to policy as it generally takes two things for us to be successful — solutions that improve student outcomes and funding. During a recent visit to Capitol Hill, we met with the staff of 15 members of the House and Senate who are involved in making education policy, as well as two legislators. As expected, very different perspectives were offered by Democrats and Republicans and there where significant differences between the House and Senate meetings.

Everyone acknowledged the need for constrained resources and the need to make cuts to programs. In large part, there is partisan disagreement over the federal government’s role including federal mandates versus national guidelines, federal accountability versus states’ accountability and the Constitutional philosophy over federal versus state rights.

I do expect there to be some shift to state accountability and more flexibility for states. In my view, there is common ground to fund IDEA and IDEA and Title I funding is likely to stay essentially intact, but federal funding will likely decrease for the first time in history. In addition, an unintended consequence of increased cost of PELL Grants will also result in pressure and reduction to K-12 spending.

Due to the complexity of the healthcare bill, many Republicans feel burned and would prefer a piecemeal Elementary and Secondary Education Act (ESEA), reauthorization rather than a comprehensive one. The House staff favors a piecemeal approach to reauthorization, while more members of the Senate favor a comprehensive approach to reauthorization in a single bill.

In my view, lawmakers will reach compromise and authorize more fragmented bills, but I do not expect a literacy bill like the Learn Act as part of ESEA or as standalone legislation. I believe Race to the Top and competitive grants will remain to some extent, as Democrats and the President agree to national transparency with more state accountability. In the interim, we expect the U.S. Department of Education to grant additional waivers to the states for accountability measures like adequate yearly progress.

Financial flexibility — in 2010, our primary focus was on the integration and execution of the business. We are committed to saving 2 to 3 points of revenue each year beginning in 2011. These savings will be available to reinvest in growth initiatives. We are currently reviewing processes and significantly simplifying them, which will result in increased productivity without a declination in quality.

Industry recognition — our products continue to be recognized for their effectiveness by industry peer groups. The BESSIE Awards recently announced that two products offered by Kurzweil won in Special Education categories. The BESSIE Awards target innovative and content-rich programs. In addition, ExploreLearning, Learning A-Z and Voyager have once again been recognized as finalists for 2011 CODiE Awards given by the Software and Information Industry Association in five education categories. And we were also recently notified that ExploreLearning and Learning A-Z are nominees for Distinguished Achievement Awards and Beacon Awards given by the Association of Education Publishers.

Now, I’ll turn the call over to Dave.

David Cappellucci: Thank you, Ron, and good afternoon, everyone. Thanks for joining the call. Voyager’s order volume for the first quarter of 2011, as Ron mentioned, declined 8% from the same period last year. Our Adolescent Literacy order volume was basically flat with the first quarter of 2010. However, in Early Literacy, our first quarter order volume was down by approximately 21% versus prior year, principally driven by declines in our Passport Intervention program in Read Well, our K-2 reading program.

Decreases in order volume from these programs were partially offset by increases in our Universal Literacy program, which saw an earlier ordering pattern from a key customer, combined with increased sales of our web-based reading program, Ticket to Read. Voyager is working on a number of larger sales of Read Well and while there can be no assurances that these will close, we are encouraged by the active Read Well pipeline this early in the year.

Our Literacy offerings continue to be some of the most effective on the market. On March 16 of this year, NBC local affiliate, KSBY-TV in Santa Barbara, California, aired a story that featured students at Santa Maria High School and their use of our Adolescent Literacy program, Language!. According to the report, the 300 English-language learners, Special Education and struggling students using the program, are seeing dramatically improved results. The assistant principal noted that approximately 50% of the students at Santa Maria High School speak English as their second language. This class allows them to gain the language skills that will help them across the board in all of their classes.

During the first quarter, Voyager’s math order volume was down approximately 43% from the prior year, primarily due to the timing of orders for one large account which have not yet been realized in 2011. Order volume of Voyager services, including product-related training and support, as well as standalone services, delivered independent of sales of our programs, were up 43% in the first quarter of 2011 compared with the same period a year ago.

As Ron mentioned, the funding environment continues to be challenging. Although we see some elements of unspent stimulus monies, we continue to experience a high degree of caution on the part of schools and school districts when it comes to larger purchases, which of course, more adversely affect our Voyager unit. The uncertainty of both federal and state budgets is the principal contributing factor here.

I’d like to now turn the call over Brad.

Brad Almond: Thanks, Dave. As Shannan mentioned, I will primarily present results on an adjusted basis. The adjustments are generally intended to remove the impact of the December 8, 2009 merger including items such as the cost of the transaction, integration costs and adjustments to deferred revenues and costs made for purchase accounting. All these items have materially run their course in 2010. Therefore, our GAAP results for 2011 onwards will have less of these adjustments. We will continue to present this adjusted treatment during 2011 for comparability with 2010 and remove other non-cash and non-operational items typical in an EBITDA presentation.

While the first fiscal quarter is a seasonally low-volume period, the year-on-year comparables are relevant. As trends begin to emerge early in the year, we must identify them and react accordingly. Order volume, which is our internal metric of shipment of product and orders for online subscriptions were down 5% in Q1 and as a result, our adjusted net revenue was down 7%. Ron and Dave elaborated on the areas of order volume decline and growth in their comments.

We expected pressure on sales growth in 2011 and the Q1 performance illustrated that pressure. However, we’ve had a much better start to our second quarter and have experienced growth to date in Q2 versus prior year in order volume, and we are seeing an improved overall pipeline.

While the start to the second quarter is encouraging, it’s a long road to the end of the year and we expect funding pressure to continue through 2011. We are reacting to all this with restrained overall spending, targeted savings and efficiency gains and we are investing some of those savings back into selected development initiatives.

Our goal is cash and EBITDA growth in 2011, even in this turbulent market, but also to ensure we are making the necessary investments in our product portfolio to feed the growth engines we have and to develop new growth products.

Our strategy to diversify towards more technology-based solutions has resulted in sustained growth in this area. We have several standalone online technologies, with the two largest of these being ExploreLearning and Learning A-Z. Plus, we have standalone technology offerings in the Voyager unit. In addition to the standalone solutions, our blended offerings have technology components embedded as practice elements, online student assessment and reporting. In all, we continue to see a shift in our total mix of revenue towards both the standalone and embedded technology elements.

Q1 2011 adjusted net revenues from these online products increased 22% versus the same period in 2010. If we add in the Kurzweil product line, which is a software and hardware-based technology with the online products just described, we have a total technology-based offering that now accounts for 32% of our last 12-month adjusted net revenue.

Overall, we are pleased with the technology-based portion of our business. The growth is encouraging and it’s less impacted by funding pressures, while providing a better gross margin. Therefore, it’s important that we follow through growth through additional investments in new development and expanded selling and marketing. We intend to fund these initiatives with savings from our drive for overall cost efficiencies.

Well, let’s look at the numbers in more detail for Q1 2011. GAAP or unadjusted revenues were up $2 million or 9% versus 2010. The rise is a result of 2011 having less impact on revenue than 2010 from the purchase accounting reductions to deferred revenue. Adjusted net revenue, which normalizes the 2010 and 2011 numbers for purchase accounting, shows a revenue decline of $2 million or 7%. As I mentioned, this decline is primarily the result of lower order volume.

While order volume is an internal management metric, a close proxy for order volume is adjusted revenues plus change in adjusted deferred revenue. In Q1 2010, the adjusted net revenue plus change in adjusted deferred revenue of $26 million and in Q1 2011, the corresponding number was $24 million for a decline of $2 million. So you’ll notice that a significant portion of the revenue in Q1 comes from deferred revenue which is a seasonal expectation. We will recognize much of the technology, services and online element of our arrangements over the school year, while sales that occurred in 2010 will have elements recognized over the current school year which extends through May 2011.

In the quarter, we saw GAAP gross margin rise to 43% in 2011 from 36% in 2010. This increase was due to a depressed margin in 2010 from lower revenue recognized due to purchase accounting adjustments, as well as some one-time costs in 2010 from the integration. On an adjusted basis, we saw a decline in our gross margin from 48% in 2010 to 43% in 2011. We believe this decline to be a timing issue. We saw an increase in service days we provided and a corresponding increase in implementation costs which put some downward pressure on the margin in Q1. These increased implementation costs offset some reductions in other cost of goods sold areas, as well as the gains from the shift to more technology-based revenue.

In the combined spending of research and development, sales, marketing and general administration, we saw a decrease in spending of $3 million compared to 2010. $2 million of that decline is related to one-time integration costs in 2010 that did not recur in 2011. The other $1 million is a result of net cost savings and productivity initiatives in 2011. Spending was increased by approximately $1 million in our growth unit of Sopris and CLT and offsetting the $1 million increase in Sopris and CLT is reduced spending in the shared services and the Voyager unit by $2 million. We will bank these savings as a partial offset to the revenue decline.

Overall, the Company had a GAAP net loss of $10 million in Q1 2011 compared with a net loss of $19 million in 2010 for the same period. The gains versus prior year are mainly the result of purchase accounting impacts on 2010 revenue, the absence of one-time integration costs in 2011 and a one-time gain in 2011 from the recoveries of assets returned to us related to the past embezzlement.

A GAAP net loss in the first quarter is not unexpected, given the seasonal nature of the business, and of course, we also incur significant non-cash expenses from the amortization of intangible assets acquired in the merger. A helpful metric to wade through these one-time and non-cash items is adjusted EBITDA. The adjusted EBITDA was $1.5 million in Q1 2011 compared to $2.7 million in Q1 2010. The $1.2 million decrease was caused by the $2 million decline in adjusted revenue and added to by the gross margin decline, and these were partially offset with reduced spending below the gross margin.

I’ll conclude my remarks with a few observations on the Company’s cash flow. We ended the year with cash of approximately $12 million and had $19 million on hand on March 31, 2011. Typically, the first quarter is a period of cash decline. We increased cash mainly as a result of collecting on a high end-of-year accounts receivable balance. Accounts receivable went from $32 million at the end of 2010, so $14 million at the end of Q1 2011. The year end balance was unusually high due to large deals that closed late in 2010. Additionally, the debt refinancing provided excess cash of $3 million after payments made for debt-related issuance costs.

Cash on hand and the availability of the new asset-based revolver will provide significantly more liquidity than we would expect to need due to seasonally low cash period and bridge use to the normally positive cash flow period of the second half.

Regarding capitalized costs, we used cash of $3 million in Q1 2011 related to capitalized expenditures which are almost entirely for development of online capabilities and curriculum materials. For the same period in 2010, we spent $2 million. We are on pace this year to expend $14 to $15 million of total cap ex, versus $13 million in 2010. The increase reflects our drive for additional product development and accelerated e-commerce initiatives.

And with that, I’d like to turn the call over to the operator for Q&A.

+++ q-and-a

Operator: Thank you, sir. We will now begin the question-and-answer session. (Operator Instructions). Our first question comes from Andrew Finklestein of Barclays Capital. Please go ahead.

Andrew Finklestein: Hey, thanks, guys.

David Cappellucci: Hey, Andrew.

Brad Almond: Hey, Andrew.

Ron Klausner: Hey, Andrew, how are you doing?

Andrew Finklestein: Okay. Maybe first for Ron, just if you could — going back to your comments on federal spending, I don’t know, did you get a sense for the magnitude of the decline you’re seeing there, and I guess is there going — do you think there’s a way you can fight through either winning share or orders where you can sort of offset some of the declines in the overall spending environment to do a little better?

Ron Klausner: Well, a couple of comments — one, two of the most critical federal funding sources and the most critical funding sources for our company, I do believe the Individual Disability Education Act and Title I, will essentially remain intact, so that’s good news. Bad is that — do not expect any literacy bill, so there will not be any specific legislation, or I don’t believe there will be any specific legislation, but I think what will benefit us is that educators are looking for value, and we have demonstrated in the past that we have enabled them to make a difference with student outcomes.

So if you look at an example like Los Angeles, where we realized a significant sale in 2010 when they were cutting teachers, they did that because there is an independent monitor who reported that they had significant gains in student outcomes. So I believe that we will be able to mitigate some of these challenges. That being said, fewer dollars is just not good, period.

Andrew Finklestein: Right, okay. And then I guess specifically on Voyager, it does sound like you guys are seeing a better start to the second quarter. The total, I guess, was down 8%, but then within the specific products, it was — there was a wider spread on the performance. I mean, do you think as we sort of get into the year, that kind of normalizes to something that — like we’ve seen historically, or I don’t know, just trying to get a better feel for Voyager. Overall, it’s down 8%, but then, you said Passport and Read Well you said were down 20% and math was down 43%, so I’m just trying to get a fit for where at this point you guys think Voyager is headed.

Ron Klausner: Dave, why don’t you answer that?

David Cappellucci: Sure. Well, I think as Brad mentioned, the first quarter is obviously the smallest, so these percentages bounce around quite a bit, especially by sort of product line or geography. So I think most of the largest portions of those declines, or what were large orders maybe last year, that we haven’t seen yet this year — in the case of ULS, Universal Literacy System, a customer order a little earlier this year than prior year. So there’s just quite a bit of swing that takes place. I think for the full year, really tough to say. We’re encouraged, as I said, about what we’ve done with our Early Literacy pipeline this early in the year, and that would be sort of compared to what we saw last year, but of course, last year we did end it very, very strong in the fourth quarter. So that’s still sort of ahead of us this year.

So as I mentioned, it’s a challenging environment on the funding side. As Ron mentioned, I think what dollars are out there, it seems to be a bit more of a dialogue going on in districts as far as spending those to generate some, if you want to call it, academic return on investment, so spending on at least what you have to produce the return that’s going to drive student results and at least from that perspective, I think we’re pretty well positioned.

Andrew Finklestein: Right. And anymore color on the state and local spending side of the equation? I know taxes are mainly starting to come up, but obviously, budget deficits are pretty (inaudible) still.

David Cappellucci: Yes, and they are. I mean, I think probably most folks feel — you see the macro data as well — that the trough has maybe been hit in the past, but we’re at such a low level, there was such a precipitous decline and that went deeper than in recessions past. So the good news is there is some stabilization. Tax receipts are starting to come up. Just how quickly we will rebound and how many years it would take to sort of maybe get to spending levels of — we had maybe in 2006, ‘07, even if we do get back there, it’s tough to say.

I think the new element, I guess — not new, but at least what’s now been exposed — is the kind of the pension, healthcare, all of that now surfacing in a bit more of a dramatic way this time around, where we had not yet really seen that in recessions past. So that’s a bit of a wild card still is while the tax receipts may start to go up, there’s still a lot more pressure with state and locales as far as those two elements.

Andrew Finklestein: Okay. And then one last one on CLT, I guess, revenues were up in the quarter, but the orders — I think you had said down 9%. I’m just wondering if you could give us a little more feel for sort of where the overall business is headed and maybe specifically in the second quarter? Is orders a better reflection of sort of where the business is at right now?

Brad Almond: This is Brad. I don’t think so. Again, as Dave mentioned, it’s not one of our bigger quarters and obviously, the CLT because it’s so heavily — the revenue is so heavily recognized ratably, orders, if they were to stay down, eventually revenues would get there as well, but we said on past calls on several occasions that our expectation is that CLT is a growth business unit. We had a very significantly large deal last year in Q1 in one of the product lines within CLT. That is essentially — it’s one of the main causes for that decline this year. So our expectation is not that the CLT business unit would be a decline over the year or even in multiple quarters, but it would be a growth area.

Andrew Finklestein: Okay. And maybe Brad, I’ll sneak one more in. On the expense side, you mentioned that you’re looking at potentially some more cost savings, but also potentially reinvesting. Is that one-to-one or do you think on net, there could be a little bit more on the profit side from whatever expenses you guys can wring out of the business?

Brad Almond: We would not expect it to be one-to-one, so keep in mind, the main places we’re investing are Sopris and CLT and similar to CLT, we said the same about Sopris that we expect it to be a growth engine, so to some extent, those units can fund a lot of their own growth. So we would expect to take efficiencies in shared services and Voyager, reinvest some of those in development areas within Voyager, share some of that money over into Sopris and CLT to additionally fund that, and then have some of that drop to the bottom line as well.

Andrew Finklestein: Okay, great. Thanks. I’ll pass it on.

Ron Klausner: Thank you, Andrew.

Operator: Our next question comes from AJ Guido of GoldenTree.

AJ Guido: Hey, guys, thanks for taking my question. Just a question regarding the outlook or sort of the preview of second quarter volume trends that you gave. I mean, are you finding that to be just customers ordering earlier than they were last year or are they ordering newer — new products, or are they just new customers altogether? Just if you could provide some color on that?

Ron Klausner: Well, I’d answer you this way, Aj, and again, we’re, what, 30-something days into this quarter. We see right now across the board, and while it’s pretty early, pretty solid performance by every unit within Cambium in Q2, led by Sopris, which is having a great start to the quarter. June 30 is an important date because most states, that is their fiscal year, and their fiscal year ends. And so while I’m not aware of any specific deals where they’re looking to spend any end-of-the-year money in a significant way, that’s something that we have historically done well, but it’s encouraging where we are, but to Brad and Dave’s point, we want to be responsible here and we still have a long way to go in the rest of the quarter.

AJ Guido: Okay. I guess the genesis of the question is just like last year, the big theme was people were delaying orders and pushing them out due to the uncertainty. What I just wanted to make sure is that you’re not seeing them actually order earlier this year and it’s an easier comp because they didn’t order in Q2 last year? Do you know what I’m saying?

Ron Klausner: No, no, that is not the case at all.

AJ Guido: Okay, great, okay. And just a question — maybe you guys can’t answer it, but the S3 that was filed for the main shareholder, was that planned or do you have any information on that?

Brad Almond: It was planned. We initially would have done it at the time of the merger, but for expedience sake, we removed the VSS shares from the initial registration and then intended to do so in 2010 and just because of the debt refinancing and other items, we just chose to wait. If you wait a year, it’s a slightly easier filing when you do an S3, so we picked to do it at the beginning of this year and we did it in conjunction with the filing of registering the debt at the same time. We got a little of the economies of the scale, so to speak, by doing them simultaneously.

AJ Guido: Okay. So I mean, that was — go ahead, sorry.

Brad Almond: It was planned all along. We would have liked to have done it sooner, but it worked out well to do it at the same time as the debt one.

AJ Guido: Okay. And that’s just so long, and then do a secondary when they want, I guess?

Brad Almond: It fully registers the shares for any purposes they may have over time.

AJ Guido: Okay. All right. Thank you.

Ron Klausner: Thanks, AJ.

AJ Guido: No problem.

Operator: (Operator Instructions). I’m showing that we have no further questions at this time. We’ll go ahead and conclude our question-and-answer session. I would now like to turn the conference back over to Brad Almond for an closing remarks. Mr. Almond?

Brad Almond: Thank you, operator. We simply want to thank everybody for their time and their attention and we look forward to updating you after we close the second quarter. Thank you very much.